Applied UV, Inc . Patent - protected Devices Addressing Global Healthcare Pathogen Crisis, Combining New IP with a Profitable Business having Approximately $10 Million in Revenue Applied UV, Inc. Investor Presentation August 2020 Free Writing Prospectus filed pursuant to Rule 433 Registration Statement on Form S - 1 (No. 333 - 239892) Dated August 14, 2020

Applied UV, Inc. > This presentation may contain “forward - looking statements . ” Forward - looking statements reflect the current view about future events . When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward - looking statements . Such statements, include, but are not limited to, statements contained in this presentation relating to the view of management of Applied UV, Inc . (the “Company”) concerning its business strategy, future operating results and liquidity and capital resources outlook . Forward - looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions . Because forward – looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict . The Company’s actual results may differ materially from those contemplated by the forward - looking statements . They are neither statements of historical fact nor guarantees of assurance of future performance . We caution you therefore against relying on any of these forward - looking statements . Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them . The Company cannot guarantee future results, levels of activity, performance or achievements . Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward - looking statements to conform these statements to actual results . 2 Safe Harbor Statement

Applied UV, Inc. > This presentation highlights basic information about our company . Because it is a summary, it does not contain all of the information that you should consider before investing . This offering may only be made by means of a prospectus . We have filed a registration statement (including a prospectus) on a Form S - 1 ( File No . 333 - 239892 ) with the SEC for our initial public offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in that registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about Applied UV, Inc . and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, Network 1 Financial Securities, Inc . , will arrange to send you the prospectus if you request it by calling toll free 800 - 886 - 7007 or emailing ktestaverde@netw 1 . com . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus or approved or disapproved the shares offered pursuant to the above referenced registration statement and prospectus . Any representation to the contrary is a criminal offense . 3 Free Writing Prospectus Status

Applied UV, Inc. > 4 Why was Applied UV formed? Foundation Hospitality mirrors for the world’s finest hotels Expansion Solve a critical problem in – Hospital Acquired Infections (HAI) Opportunity Address the biggest issue of our lifetime • Munn Works was formed in 2012, growing 15% per year with 2019 Operating Income of $1.4M • Applied UV was formed in February 2019 as a holding company for: • Munn Works LLC • SteriLumen, Inc. • SteriLumen was formed in 2016 to develop disinfection devices that kills pathogens that may cause healthcare - acquired infections (“HAIs”) • The company has been working with customers, laboratories, and health care experts on the rampant problem of HAI in hospitals as well as hospitality and ancillary healthcare facilities (elder care etc.) • We formed a team to solve and patent a product and process to neutralize pathogens providing a compelling solution for the hospitality space and a solid path to entering the healthcare market With the emergence of COVID - 19, all public spaces and verticals become viable markets for our Technology: • A fifth of coronavirus infections among hospital patients and almost 9 in 10 infections among healthcare workers may have been caught in hospital , researchers have revealed 1 • The coronavirus outbreak has cost hotels in the United States more than $23 billion in room revenue since mid - February 2 • Best Western predicts that its “We Care Clean” program … will increase the time it takes to clean each room by 50 percent 2 • It is estimated the U.S. retail sector stands to lose 11% to 17% of its total store count by 2025 , with 100,000 to 150,000 retail stores closing over the next five years 3 1 “The impact of testing and infection prevention and control strategies on within - hospital transmission dynamics of COVID - 19 in English hospitals”, Public Health England (PHE) 2 “The Most Important Word in the Hospitality Industry? ‘Clean’”, New York Times, June 3, 2020 3 UBS Advisory Program ( https:// www.loopnet.com /learn/ubs - estimates - 100000 - more - retail - stores - will - close - by - 2025/174318906/ )

> Applied UV, Inc. 5 Applied UV: Two Synergistic Subsidiaries • Patent protected technology for killing pathogens on surfaces, across global market segments such as healthcare, hospitality, and public sector (e.g. schools) • Kills pathogens on surfaces in a highly effective and affordable manner • The company does not know of any direct competition • Easy & affordable to reduce pathogen risk on surfaces around sinks • High profit, high velocity distribution model that leverages Munn Works’ infrastructure, supply chain and experienced management team • Restarting global economies with “ SteriLumen Inside ” and staying ahead with on going R&D SteriLumen | Rapid pathogen reduction technology MunnWorks | Foundation for broader market opportunity • Mirrors for fine hotels including Four Seasons, Hilton, Marriott, and Hyatt • Consistent top and bottom line CAGR during last five years • ~$10 million in revenue for 2019 with positive EBITDA • Existing, globally integrated supply chain that can be leveraged quickly • 36 employees and 25,000 sq. feet US facility

Applied UV, Inc. > o A global manufacturer of fine mirrors, designed to fit every type of hotel interior from modern to antique o Domestic and overseas manufacturing and distribution o Expansion: Synergistic acquisitions (i.e. hotel lighting) o Continuing business from high - end chains and hospitality designers 6 Munn Works: A Strong Foundation

SteriLumen: Solving the 'Hospital Acquired Infections' Problem

Problem: HAI's kill 99-thousand & infect 1.4 million hospital patients a year

- The #1 areas where pathogens live in a hospital room are sinks and drains:
  - More pathogen-concentration than toilet[1]
  - Spread of MRSA, e-coli, c-diff, OC43 Human Coronavirus, new antibiotic-resistant TB, etc.
  - Very hard-to-clean area using traditional cleaning and wiping methods
  - Plume and aerosol from draining sink sprays infection back into air


MRSA
E.COLI
TB

Solution: Automated Disinfection System Designed to Neutralize HAIs on Surrounding Surfaces

- Disinfection Technology that Applies the Power of UVC Light to Destroy Pathogens Safely, Thoroughly and Automatically
- App to report timing, usage, and issues





Applied UV, Inc.

1. *https://www.infectioncontroltoday.com/view/q-and-a-bridge-gap-between-infection-preventionists-and-evs-teams*

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SteriLumen: Affordable and Effective Pathogen Destruction

Problem: COVID-19 (Coronavirus) impacts are far beyond the hospital, touching every market and industry





Global Economic Impact Of COVID-19

Solution: SteriLumen technology kills pathogens, including OC43 human coronavirus on surfaces[1]

- Pathogen destruction of OC43 human coronavirus up to 4.56 Logs (99.9956%)[1]
- Disinfection is fully automated; No human intervention necessary



SteriLumen Disinfecting Mirror
Drain Disinfecting Device
Self-disinfecting Medicine Cabinet

- Key market segments like hospitality, cruise ships, airlines, commercial real estate, retail and sports/entertainment cannot fully restart without addressing current and future pathogens

1. See page 9

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Tested Against Human Coronavirus OC43

- In accordance with CDC guidelines, a bio safety level 3 laboratory is required for testing SARS-CoV-2, the virus that causes COVID-19
- There are a limited number of bio safety level ("BSL") 3 laboratories available due to the high demand for COVID-19 testing for vaccines and treatments
- The SteriLumen disinfecting mirror and disinfecting drain were tested at ResInnova Laboratories, a BSL 2 laboratory, against OC43 human coronavirus, a strain of human coronavirus (beta group) that is genetically similar to SARS-CoV-2
- The American Society for Testing listed OC43 in their top four surrogates for SARS-CoV-2 (see https://www.astm.org/COMMIT/GuidanceCOVID19SurrogateSel_April242020press.pdf)
- ResInnova stated in its Report, date June 30, 2020, that "…it is expected that SARS CoV-2, the virus that causes COVID-19, will be killed in a similar manner to OC43."

Stated results from ResInnova Testing:

"Our laboratory tested both the mirror and drain units against OC43 human coronavirus. The mirror unit demonstrated a 4.56-log kill after a 2 hour exposure and the drain unit demonstrated a 1.56-log kill after a 15 min exposure."

"OC43 is a common surrogate for SARS CoV-2, the cause of COVID-19. Moreover, both are beta coronaviruses. Therefore, it is expected that SARS CoV-2, the virus that causes COVID-19, will be killed in a similar manner to OC43."


Log Reduction in OC43 Activity
log Reduction, FFU
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Control
Drainpipe
Sink Backsplash
Sink Edge
Sink Drain

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No Good Alternatives in Market

Manual Disinfection	UV Room Devices/Robots	Hydrogen Peroxide Vapor	SteriLumen
Performed at best every 24 hours, allowing for the possibility of recontamination			Can run as needed
Manpower intensive (hospitals, hotels)	Room must be Empty		Fully Automated
	Complicated	Requires hazmat suits	Affordable
	Damages most plastics		Tested effective
	Expensive (~$2.5K - $70K/ unit)		Patented Simple Science
			Low Maintenance/labor cost (safe to humans)









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Applied UV, Inc. > 11 SteriLumen: Patent Protected As of June 30, 2020, SteriLumen owns six issued patents and one pending patent application in the United States. The pending application will be issuing as a patent on August 11, 2020. A patent application is in the process of being filed for system for optimizing neutralization of pathogens on tactile surfaces of ATMs. Patents and applications cover various aspects of the SteriLumen Disinfecting Systems: o Disinfection systems embedded into fixtures, vanity mirrors, stand - alone shelves, and drain pipes. o ATM Machines (Pending) o Several pending patent applications in China, the Gulf Co - operation Council (GCC), Hong Kong, Japan, South Korea and Taiwan. o The company received notice that its patent application filed in the EU has been allowed and the Company is waiting for the patent to be issued.

SteriLumen: Testing, Validation & Trademark

Testing:

- Independent testing laboratory, ResInnova Laboratories, determined that the Sterilumen Disinfecting System to be effective up to 4.56 logs (99.9956%) in reducing pathogens, including the coronavirus on surfaces in the bathroom vanity/sink area (including C-Diff, E.coli and MRSA)
- Destroys 4 logs (99.99%) of common pathogens in the bathroom vanity/sink area with at least two hours of continuous use every 4-6 hours

ResInnova LABS

Validation:

- Validation in active patient rooms at Mt. Sinai Hospital underway to confirm ResInnova lab testing results


Mount Sinai

Trademark:

- "SteriLumen" Trademark registered on December 3, 2019

®

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Applied UV, Inc. > 13 Market Verticals & Pipeline Key Market Segments Key Metrics Healthcare/ Hospitals • HAI’s cause 99,000 Deaths/Year in US (CDC) 1 • Costs Hospitals approximately $37B/Year in US alone 2 Hospitality • Hotels currently on pace to lose up to $400M/Day in room revenue 3 Retail • Foot traffic to U.S. stores fell 58.4% in the third week of March 4 US Annual Societal Costs of HAI (All Markets) $200B 5 Defined Target List Expect Letters of Intent in August for POs in late 2020 / Early 2021 6 Contracting Conservative sales ambition is to address 0.5% of total US societal HAI costs: $1 Billion 7 1. https:// patientcarelink.org /improving - patient - care/healthcare - acquired - infections - hais / 2. $37B is average of $28.4B to $45B in 2007 Dollars per CDC ( https://www.cdc.gov/HAI/pdfs/hai/scott_costpaper.pdf ) Sales Pipeline Example Markets & Opportunity Potential Outcome 3. https:// www.ahla.com /covid - 19s - impact - hotel - industry 4. https:// www.forbes.com /sites/ jasongoldberg /2020/03/29/the - impact - of - covid - 19 - on - us - brands - and - retailers/#a5605f214526 5. https://nursing.ceconnection.com/ ovidfiles /00129804 - 201903000 - 00002.pdf 6. Pending IPO funding success 7. 1% x $200B US Annual Societal Costs of HAI (All Markets) Sales

Experienced Management Team



Keyoumars (Q) Saeed Chief Executive officer and Director

- CEO Ubiquity LLC
- CEO & Founder at Vital Neuro, Inc.
- CSO at Kymeta Corp.
- Cofounder and CxO, Open Range Communications
- AT&T Wireless Advanced Services
- BS, University of Denver



Max Munn President MunnWorks / Founder and Director

- Current President MunnWorks
- 35 year entrepreneur, inventor, and small business leader
- Co-chairman of Dieu Donne Inc. (non profit)
- MIT Graduate



Jim Doyle Chief Operating Officer

- Managing Director Mobilitynext Inc
- President Panasonic Enterprise Solutions
- IBM Consulting Partner, leading Electronics Industry Solution sales
- Captain, USMC
- MBA, Indiana University,
- BS, Syracuse University



Joseph Himy Chief Financial Officer

- CFO with 20 years of diversified practice
- Managing Director CFO Squad
- CFO Vyteris Inc
- Deloitte & Touche Audit Manager

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Strong Independent Board Leadership and Capability



Joel Kanter
Chairman of the Board

- President, Windy City Inc.
- CEO Walnut Financial: Provided various forms of funding to venture capital stage companies, sold to Tower Hill Capital Group in 1999 in transaction valued at $400 million
- Early-stage investor at BioHorizons, Clarisonic, Encore Medical, GranCare, HealthCare COMPARE, I-Flow, and Prolor
- Certified as a Governance Fellow by National Association of Corporate Directors
- Tulane University



Dr. Eugene A. Bauer, M.D.
Director

- Cofounder Demira, acquired by Eli Lilly in 2020 for $1.6 Billion
- Founder/Chief Medical Officer Peplin Inc.
- CEO Neosil Inc
- Cofounder & Board member Connetics (Nasdaq:CNCT)
- Dean, Stanford Medical School
- BS and MD from Northwestern University



Alastair J. Clemow, Ph.D.
Director

- Chairman Ensemble Orthopedics
- CEO Regentis Biomaterials
- Founder/CEO Nexgen Spine, Gelifex and Minimally Invasive Surgical Technologies
- Global SVP Business Development Johnson & Johnson
- President of the Society for Biomaterials
- University of Surrey (UK) BSc and PhD in metallurgy
- MBA, Columbia University



Dallas C. Hack, M.D., Colonel US Army (Retired)
Director

- Director Combat Casualty Care Research Program, US Army Medical Research
- Chair of Joint Technology Coordinating multi-Armed Services Biomedical Research Evaluation and Management (ASBREM) Committee
- Bronze Star recipient
- Since retiring in 2015, has assisted with many entrepreneurial companies dedicated to better clinical outcomes through research and innovation.
- MPH, Johns Hopkins University
- MSS, US Army War College



Eugene E. Burleson
Director

- President/CEO GranCare Inc, acquired by Apollo & merged with Living Centers of America to form Mariner
- Chairman Mariner Post-Acute Network
- President/COO & Director American Medical International (AMI)
- Chairman Alterra Healthcare
- Investor, Chairman & CEO of PET DRx, acquired by VCA Antech
- Director HealthMont Inc, acquired by SunLink
- BS & MBA East Tennessee State University

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Go to Market Strategy

Supply Chain

- Use existing outsourced supply chain for production and warehousing
- Drive cash velocity via upfront down payments

Back Office

- Cloud based agile, built for speed and agility
- Lean and focused, leveraging existing MunnWorks staff
- Keep costs variable; minimize all fixed costs
- Leverage management experience

Sales & Distribution

- Complete institutional validation with Mt. Sinai and other key influencers
- Drive initial pipeline and sales with visible, high value launch customers
- Attack key verticals:
  - Hospitality: Hotels, Casinos, etc. (Leverage MunnWorks)
  - Entertainment & Leisure: Travel Cruise lines, Sports Venues, etc.
  - Real Estate: Commercial real estate, Retail, etc.
  - Healthcare: Hospitals, Nursing homes, etc.
  - Airlines
- Maintain focus and tightly manage cash flows

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Applied UV, Inc. > 17 Financial Summary 1,2 1 All net sales for 2019 and 2018 were generated entirely from Munn Works LLC. 2 For more details see the Company’s audited and interim financial statements in the Company’s Registration Statement on Form S - 1, filed on [*], 2020 . 2019 2018 Net Sales $ 9,329,720 $ 7,556,444 Cost of Goods Sold 6,009,730 4,890,012 Gross Profit 3,319,990 2,666,432 Selling. General and Administrative Expenses 1,916,386 1,913,101 Operating Income 1,403,604 753,331 Other Income (Expense) Gain on settlement 1,520,399 - Other Income - 2,552 Interest Expense (15,736) (35,640) Total Other Income (Expense) 1,504,663 (33,088) Income Before Provision for Income Taxes 2,908,267 720,243 Provision for Income Taxes 106,861 - Net Income $ 2,801,406 $ 720,243

Applied UV, Inc. > 18 Offering Summary Issuer: Applied UV, Inc. Securities Offered : Common Stock Offering Type: Initial Public Offering (IPO) Exchange Symbol : NASDAQ: AUVI Pre - Offering Shares Outstanding: 5,393,129 Number of Shares Offered: 1,000,000 Post - Offering Shares Outstanding : 6,393,129 ( not including 15% over - allotment option for 45 days) Proposed Offering Price Per Share: $5.00 Gross Proceeds: $5,000,000 (not including 25% over - allotment option for 45 days) Anticipated Use of Proceeds: I. Sales & production II. Staff III. Working Capital, General Corporate Purposes , including research and development Underwriter : Network 1 Financial Securities, Inc. Target Offering Date: 3Q 2020

Applied UV, Inc. Company Contact: Applied UV, Inc. 150 North Macquesten Pkwy Mount Vernon, NY 10550 914.665.6100 Q Saeed, CEO q@sterilumen.com www.applieduvinc.com www.munnworks.com www.sterilumen.com Underwriter Contact: Network1 Financial Securities, Inc. 2 Bridge Avenue, Suite 241 Red Bank, NJ 07701 Keith Testaverde, Senior Vice President ktestaverde@netw1.com www.network1.com